Exhibit 99.2

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and the Stockholders of City Office REIT, Inc.

We have audited the accompanying statement of revenues and certain expenses of Intellicenter (the Property) for the year ended December 31, 2014, and the related notes to the financial statement.

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of the statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenue and certain expenses that are free of material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the statement of revenues and certain expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and certain expenses are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and certain expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statement of revenues and certain expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Property’s preparation and fair presentation of the statement of revenues and certain expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and certain expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statement of revenues and certain expenses referred to above presents fairly, in all material respects, the revenues and certain expenses, as described in note 2, for the year ended December 31, 2014 in conformity with U.S. generally accepted accounting principles.

Basis of Accounting

As described in note 2 to the financial statement, the statement of revenues and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Form 8-K of City Office REIT, Inc., and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified in this respect.

/s/ KPMG LLP

Vancouver, Canada

October 30, 2015

INTELLICENTER

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(in thousands)

	Year Ended December 31, 2014	Six Months Ended June 30, 2015 (unaudited)
Revenues:
Rental revenue	$4,210	$2,411

Total Revenues	4,210	2,411

Certain Expenses:
Property operating expenses	940	580
Insurance	116	53
Property taxes	409	213
Management fees	77	40

Total Certain Expenses	1,542	886

Revenues in Excess of Certain Expenses	$2,668	$1,525

See accompanying notes to statement of revenues and certain expenses.

INTELLICENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1. Organization

The accompanying statement of revenues and certain expenses include the operations of Intellicenter (the “Property”) which consists of a four-storey office building and surrounding surface parking. The Property is located in the Tampa Telecom Park section of the I-75 corridor submarket of Tampa, Florida.

2. Basis of Presentation and Significant Accounting Policies

The accompanying statement of revenues and certain expenses (the “statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X promulgated under the Securities Act of 1933, as amended. The statement is not intended to be a complete presentation of the revenues and expenses of the Property. Accordingly, the statement excludes expenses not directly related to the future operations of the Property such as depreciation and amortization, amortization of intangible assets and liabilities, asset management fees, finance costs, and other costs not directly related to the proposed future operations of the property.

Revenue Recognition

Minimum rental revenue is recognized on a straight-line basis over the term of the leases. The leases provide for the reimbursement by the tenants of real estate taxes, insurance and certain property operating expenses to the owner of the Property. These reimbursements are recognized as revenue in the period the expenses are incurred.

The Property increased rental income by $368,507 and $76,515 to record revenue on a straight-line basis during the year ended December 31, 2014 and six months ended June 30, 2015, respectively.

Use of Estimates

The preparation of the statement in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the statement and accompanying notes. Actual results could differ from those estimates.

3. Rental Revenue

The Property is leased to tenants under operating leases with expiration dates ranging from 2019 to 2027. One tenant accounted for approximately 76% of rental revenue at December 31, 2014. The minimum rental amounts due under the leases are subject to scheduled fixed increases.

INTELLICENTER

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

Future minimum rents to be received over each of the next five years and thereafter under the non-cancelable operating leases in effect at December 31, 2014 are as follows (in thousands):

Year ending December 31,
2015	$4,313
2016	4,517
2017	4,626
2018	4,735
2019	4,414
Thereafter	31,501

Total	$54,106

Leases generally require reimbursement of the tenant’s proportional share of common area, real estate taxes and other operating expenses which are in excess of a base year operating expense amount. These reimbursements are excluded from the amounts above.

4. Subsequent Events

The Property has evaluated subsequent events through to October 30, 2015. The Property was acquired by City Office REIT, Inc. on September 3, 2015 from a non-affiliated third party for approximately $46.6 million.